EXHIBIT 99.1

SMTC Corporation www.smtc.com investorrelations@smtc.com	[SMTC LOGO APPEARS HERE]	NEWS RELEASE Nasdaq: SMTX Toronto Stock Exchange: SMX

FOR IMMEDIATE RELEASE

Wednesday, March 10, 2004

SMTC Announces Fourth Quarter and Fiscal Year Results

TORONTO – March 10, 2004 — SMTC Corporation(1) (Nasdaq: SMTX, TSE: SMX), a global electronics manufacturing services provider, today reported fourth quarter revenue of $76.9 million, compared to $109.1 million for the same quarter last year and $77.0 million in the third quarter of 2003. Net loss on a Generally Accepted Accounting Principles (GAAP) basis was $2.6 million, or $0.09 per share, compared to a net loss of $24.5 million, or $0.85 per share, for the same quarter last year and net income of $2.6 million or $0.09 per share in the third quarter of 2003.

Gross profit on a GAAP basis for the fourth quarter of 2003 was $5.8 million, or 7.5% of revenue, compared to $8.4 million, or 7.7% of revenue, for the same period in the prior year and $8.1 million, or 10.6% of revenue, for the third quarter of 2003.

The Company calculates adjusted net earnings (loss) (2) as net earnings (loss) (2) before discontinued operations, the effects of changes in accounting policies, restructuring and other one-time charges and the related income tax effect. Adjusted net loss(2) for the fourth quarter of 2003 of $1.6 million, or $0.06 per share, compares to adjusted net income(2) of $1.0 million, or $0.04 per share, for the same period last year and adjusted net income of $1.3 million, or $0.05 per share, for the third quarter of 2003.

“Results for this fourth quarter, although unsatisfactory, met our expectations” stated John Caldwell, President and Chief Executive Officer. “Our financial performance reflects the stabilization of our key markets and the alignment of our cost structure with our revenue base but were adversely affected by vendor credit constraints arising from our burdensome debt position. This constraint resulted in additional freight and material costs and labour inefficiencies that lowered our margins in the quarter.”

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Total debt at December 31, 2003 of $70.1 million, consisting of $63.2 million of revolver and $6.9 million of term debt, compared to total debt of $82.6 million exiting the fourth quarter of 2002 and $74.9 million exiting the third quarter of 2003. The Company generated approximately $4.5 million of cash from operations during the fourth quarter of 2003 compared to the use of cash from operations of $10.5 million for the third quarter of 2003.

On March 4, 2004 the Company announced that it closed its previously announced private placement of 33,350,000 Special Warrants to qualified investors at a price of CDN $1.20 per Special Warrant, representing an aggregate amount of issue of CDN $40.0 million (approximately US $30.0 million at current exchange rates.) The sale of the Special Warrant is part of the previously announced refinancing of the Company which also includes a new three year $40.0 million credit facility, subject to certain borrowing base conditions and a transaction with the Company’s current lenders to repay $40.0 million of debt at par, exchange $10.0 million debt for $10.0 million of the Company’s equity on the same terms of the private placement and convert up to $27.5 million of debt into subordinated debt. The effect of this refinancing will be to lower the Company’s overall indebtedness by approximately $37.0 million, extend the term of the majority of the remaining indebtedness and will provide the necessary liquidity to support our growth plan for the foreseeable future. The net proceeds from the private placement are being held in escrow pending receipt of all necessary shareholder, regulatory and stock exchange approvals for the refinancing and definitive agreements and other customary conditions.

“The fourth quarter presented SMTC with many challenges that stemmed from our liquidity position and capital structure” said Marwan Kubursi, SMTC’s Chief Financial Officer. “We are pleased with how the Company met the challenges but recognize that it is a very inefficient way to conduct our business. With our recently announced refinancing, we plan to return to more normalized terms with our suppliers and position our company for growth with our customers.”

For the fiscal year ended December 31, 2003, revenue was $306.1 million compared to $525.2 million for the same period last year. Net loss on a GAAP basis was $39.8 million, or $1.39 per share, compared to a net loss on a GAAP basis of $108.0 million, or $3.76 per share for the prior year.

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The net loss on a GAAP basis for fiscal year 2003 includes a loss from discontinued operations of $2.4 million, or $0.09 per share, related to the disposition of the manufacturing operations of the Appleton facility of $4.0 million or $0.14 per share, offset by a net gain of $1.6 million, or $0.05 per share, from the proceeds of the liquidation of the Company’s former Cork, Ireland subsidiary. The net loss on a GAAP basis for fiscal year 2002 includes a loss from discontinued operations of $8.5 million or $0.30 per share related to earnings from the discontinued manufacturing operations of the Appleton facility of $1.7 million or $0.06 per share, offset by a loss of $10.2 million, or $0.36 per share, from the closure of the Company’s former Cork, Ireland subsidiary.

“SMTC has been through a difficult period in its history driven by weak end market demand, overcapacity and burdened by too much debt” stated John Caldwell. “We are very pleased to have announced the refinancing transaction for SMTC. This marks an important milestone for our Company. With an improved capital structure, increased availability to fund working capital, we are now in a position to fully support the growth of our customers as well as attracting new customers. With typical new program lead times, we would not expect additional revenue until the latter part of 2004.”

(1)	Expressed in millions of U.S. dollars, except per share amounts and as otherwise stated
(2)	See supplemental disclosures reconciling adjusted net earnings (loss) to net earnings (loss) in accordance with GAAP.

About the Company: SMTC Corporation is a global provider of advanced electronic manufacturing services to the technology industry. The Company’s electronics manufacturing, technology and design centers are located in Appleton, Wisconsin, Boston, Massachusetts, San Jose, California, Toronto, Canada, and Chihuahua, Mexico. SMTC offers technology companies and electronics OEMs a full range of value-added services including product design, procurement, prototyping, printed circuit assembly, advanced cable and harness interconnect, high precision enclosures, system integration and test, comprehensive supply chain management, packaging, global distribution and after-sales support. SMTC supports the needs of a growing, diversified OEM customer base primarily within the industrial networking, communications and computing markets.

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SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX and on The Toronto Stock Exchange under the symbol SMX. Visit SMTC’s web site, www.smtc.com, for more information about the Company.

Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as “believes”, “expect”, “may”, “should”, “would”, “will”, “intends”, “plans”, “estimates”, “anticipates” and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC Corporation. For these statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward-looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers’ products and changes in customers’ product sources, competition in the EMS industry, component shortages, and others discussed in the Company’s most recent filings with securities regulators in the United States and Canada. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

For additional information, please contact:

Marwan Kubursi

Chief Financial Officer

(905) 479-1810

marwan.kubursi@smtc.com

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Company Financials To Follow

SMTC CORPORATION

Consolidated Unaudited Statements of Earnings (Loss)

(US dollars, in thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002
Revenue	$76,901	$109,135	$306,121	$525,175
Cost of sales (includes restructuring and other charges of $250 and $7,436 for the three and twelve months ended December 31, 2002)	71,104	100,728	279,497	504,920

Gross profit	5,797	8,407	26,624	20,255
Selling, general and administrative expenses (includes a recovery of other charges of $121 for the three and twelve months ended December 31, 2003 and other charges of $1,000 for the three and twelve months ended December 31, 2002)	4,761	6,221	18,780	24,175
Amortization (includes other charges of $235 for the three and twelve months ended December 31, 2002)	1,121	843	4,062	2,538
Restructuring and other charges	1,115	23,923	1,002	30,364

Operating earnings (loss)	(1,200)	(22,580)	2,780	(36,822)
Interest	1,202	1,667	5,113	8,297

Loss before income taxes, discontinued operations and the cumulative effect of a change in a accounting policy	(2,402)	(24,247)	(2,333)	(45,119)
Income tax expense (recovery)	172	150	35,011	(1,218)

Loss from continuing operations	(2,574)	(24,397)	(37,344)	(43,901)
Loss from discontinued operations	—	(108)	(2,422)	(8,502)
Cumulative effect of a change in accounting policy	—	—	—	(55,560)

Net loss	$(2,574)	$(24,505)	$(39,766)	$(107,963)

Net loss per share:
Basic from continuing operations	$(0.09)	$(0.85)	$(1.30)	$(1.53)
Loss form discontinued operations	$—	$(0.00)	$(0.09)	$(0.30)
Loss from the cumulative effect of a change in accounting policy	$—	$—	$—	$(1.93)

Basic	$(0.09)	$(0.85)	$(1.39)	$(3.76)
Diluted	$(0.09)	$(0.85)	$(1.39)	$(3.76)

Weighted average number of shares outstanding:
Basic	28,689,779	28,689,779	28,689,779	28,689,779
Diluted	28,689,779	28,689,779	28,689,779	28,689,779

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SMTC CORPORATION

Consolidated Unaudited Statements of Earnings (Loss)

(US dollars, in thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002
Supplemental disclosures:
Net loss	$(2,574)	$(24,505)	$(39,766)	$(107,963)
Adjustments:
Discontinued operations	—	108	2,422	8,502
Writedown of goodwill	—	—	—	55,560
Restructuring and other charges	993	25,408	880	39,035
Income taxes	—	—	34,119	—

Adjusted net loss	$(1,581)	$1,011	$(2,345)	$(4,866)

Adjusted net loss per share:
Basic	$(0.06)	$0.04	$(0.08)	$(0.17)
Diluted	$(0.06)	$0.04	$(0.08)	$(0.17)

Weighted average number of shares outstanding:
Basic	28,689,779	28,689,779	28,689,779	28,689,779
Diluted	28,689,779	28,689,779	28,689,779	28,689,779

The Company has provided information on adjusted net earnings to supplement its GAAP financial information. Adjusted net earnings do not have any standardized meaning prescribed by GAAP and are not necessarily comparable to similar measures presented by other issuers. The Company believes that adjusted net earnings is a meaningful measure of operating performance due to the history of acquisitions and recent restructurings. Adjusted net earnings exclude the effects of discontinued operations, restructuring and other charges (most significantly the write-down of goodwill, the cost associated with closing facilities, inventory and accounts receivable exposures and severance costs) and income tax adjustments. Adjusted net earnings are not a measure of operating performance or profitability under U.S. GAAP or Canadian GAAP and should not be considered in isolation or as a substitute for net earnings prepared in accordance with U.S. GAAP or Canadian GAAP.

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SMTC CORPORATION

Consolidated Balance Sheets

(US dollars, in thousands)

	December 31,	December 31,
	2003	2002
Cash and cash equivalents	$167	$370
Accounts receivable	41,318	57,398
Inventories	31,463	38,362
Prepaid expenses	1,922	2,611
Income taxes recoverable	—	841

	74,870	99,582
Capital assets	30,805	43,677
Other assets	3,088	13,378
Deferred income taxes	—	34,325

	$108,763	$190,962

Accounts payable	$40,565	$56,165
Accrued liabilities	18,843	33,814
Income taxes payable	355	—
Current portion of long-term debt	70,077	17,500
Current portion of capital lease obligations	193	257

	130,033	107,736
Long-term debt	—	65,089
Capital lease obligations	35	176
Shareholders’ equity (deficit)	(21,305)	17,961

	$108,763	$190,962

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